EXHIBIT 99.1

Two River Bancorp Reports 2014 Third Quarter Financial Results

Declares Quarterly Cash Dividend of $0.03 Per Share

TINTON FALLS, N.J., Oct. 21, 2014 (GLOBE NEWSWIRE) -- Two River Bancorp (Nasdaq:TRCB), (the "Company"), the parent company of Two River Community Bank ("Two River"), today reported financial results for the third quarter and nine months ended September 30, 2014.

2014 Third Quarter Operating and Financial Highlights

  Net income to common shareholders increased 26.2% to $1.7 million, or $0.20 per diluted share, compared to the same prior-year period.
  Loans, net of unearned fees, increased $3.8 million to $616.2 million from last quarter. The increase was due to growth in commercial lending, partially offset by several large payoffs during the period.
  Net interest margin improved to 3.80%, compared to 3.78% for the previous quarter, and 3.77% in the third quarter of 2013.
  Total assets as of September 30, 2014 were $775.5 million, compared with $769.7 million at December 31, 2013.
  Return on average assets (ROAA) was 0.87%, an increase from 0.74% in the previous quarter and 0.73% from the third quarter of the prior year.
  Tangible book value per share of $8.63 at September 30, 2014 compared to $8.45 at June 30, 2014 and $7.97 at September 30, 2013.
  Company expanded residential mortgage operations subsequent to end of quarter.

Dividend Information

On October 15, 2014, the Company's Board of Directors declared a quarterly cash dividend of $0.03 per share, payable November 28, 2014 to shareholders of record as of November 7, 2014. This marks the 7th consecutive quarterly cash dividend paid by the Company to its shareholders.

Management Commentary – Quarterly Review

William D. Moss, President and CEO, stated, "We reported solid year-over-year improvement in nearly every financial and operating metric in the third quarter, highlighted by a strong lending pipeline. Two River has steadily improved its return on assets in recent quarters, primarily through fundamental commercial lending in a market where our strong local brand continues to gain traction. Our results were positively affected by an increase in net interest income primarily due to higher average loans and core checking deposits, higher non-interest income and less than a 1% increase in non-interest expenses as a result of tighter cost controls. We are proud of the progress made in reducing the Company's total non-performing assets throughout 2014, which has improved with each quarterly period. We also had net recoveries of $497,000 during the third quarter from previously charged off loans, which resulted in no required provision for loan losses in the period."

Management Commentary – Outlook / Market Overview

Mr. Moss continued, "We have been successful in cost-effectively expanding Two River's branch and loan production office (LPO) network throughout our core New Jersey markets. We opened a full-service branch in New Brunswick in May, which was a direct result of the success of two LPOs that we operated in Middlesex county. In the coming quarters, we will look to enter other adjacent markets surrounding our core operations where we can leverage our existing brand recognition, relationship banking and local expertise. In terms of loan generations, we continue to see steady demand generated by our lending team. We are growing market share in the counties in which we operate by providing service execution that larger institutions are not equipped to meet, along with competitive rate offerings. We recently announced the expansion of our residential mortgage operations, using this same core model to reach out to residential buyers that desire a local partner and ease of process. We remain committed to increasing the value of our Company to existing shareholders through stable increases in tangible book value and return on equity, while continuing to build our business based on sustainable, profitable, scalable and compliant growth."

Key Quarterly Performance Metrics
	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.	9 Mo.	9 Mo.
	2014	2014	2014	2013	2013	Ended	Ended
						9/30/14	9/30/13

Net Income (000's)	$1,688	$1,420	$1,450	$1,414	$1,380	$4,558	$3,745

Income Available to Common Shareholders (000's)	$1,658	$1,390	$1,420	$1,384	$1,314	$4,468	$3,514

Earnings per Common Share – Diluted	$0.20	$0.17	$0.17	$0.17	$0.16	$0.55	$0.43

Return on Average Assets	0.87%	0.74%	0.78%	0.73%	0.73%	0.80%	0.68%

Return on Average Tangible Assets (1)	0.89%	0.76%	0.79%	0.75%	0.75%	0.82%	0.70%

Return on Average Equity	6.85%	5.90%	6.13%	5.89%	5.81%	6.31%	5.35%

Return on Average Tangible Equity (1)	8.42%	7.28%	7.57%	7.29%	7.21%	7.78%	6.66%

Net Interest Margin	3.80%	3.78%	3.83%	3.79%	3.77%	3.80%	3.86%

Non-Performing Assets to Total Assets	1.03%	1.06%	1.26%	1.14%	1.43%	--	--

Allowance as a % of Loans	1.35%	1.27%	1.28%	1.31%	1.42%	--	--

(1) Non-GAAP Financial Information. See "Reconciliation of Non-GAAP Financial Measures" at end of release

Loan Composition

The components of the loan portfolio at September 30, 2014 and December 31, 2013 are as follows:

	(In Thousands)
	September 30,	December 31,
	2014	2013
Commercial and industrial	$ 104,335	$ 91,887
Real estate – construction	90,913	98,284
Real estate – commercial	362,824	355,530
Real estate – residential	30,083	25,588
Consumer	28,778	32,413
	616,933	603,702
Allowance for loan losses	(8,301)	(7,872)
Unearned fees	(691)	(886)

Net Loans	$ 607,941	$ 594,944

2014 Third Quarter and Nine Month Financial Review

Net Income

Net income to common shareholders for the three months ended September 30, 2014 increased 26.2% to $1.7 million, or $0.20 per diluted share, as compared to $1.3 million, or $0.16 per diluted share, for the corresponding prior-year period. The increase was primarily due to higher net interest income and no provision for loan losses during the period, partially offset by an increase in non-interest expense.

Net income to common shareholders for the nine months ended September 30, 2014 increased 27.1% to $4.5 million, or $0.55 per diluted share, compared to $3.5 million, or $0.43 per diluted share, in the prior-year period.

Net Interest Income

Net interest income for the quarter ended September 30, 2014 was $6.8 million, an increase of 3.8% compared to $6.6 million in the prior-year period. This increase was largely due to a $20.3 million, or 2.9%, increase in average interest earnings assets, primarily due to growth in the Company's loan portfolio.  On a linked-quarter basis, net interest income increased by $118,000, or 1.8%, in the third quarter, principally due a $9.1 million increase in average loans from the second quarter of 2014.

Net interest income for the nine months ended September 30, 2014 totaled $20.1 million, an increase of $340,000, or 1.7%, over the same period in 2013.

The Company reported a net interest margin of 3.80% for the quarter ended September 30, 2014, representing an increase of 2 basis points when compared to the 3.78% net interest margin reported in the second quarter of 2014 and an increase of 3 basis points when compared to the 3.77% reported for the same three month period in 2013.

For the nine months ended September 30, 2014, the Company's net interest margin was 3.80%, a decrease of 6 basis points when compared to 3.86% for the same period in 2013, resulting from the maturity, prepayment and contractual re-pricing of loans and investment securities during this extended period of low interest rates.

Non-Interest Income

Non-interest income for the quarter ended September 30, 2014 totaled $712,000, an increase of $31,000, or 4.6%, compared to the same period in 2013. This was due to an $82,000 increase in gains on SBA loan sales and a $27,000 increase in title agency fees, partially offset by lower residential mortgage fees of $64,000.

For the nine months ended September 30, 2014, non-interest income increased $127,000, or 6.1%, from the same period in 2013. This was largely due to gains on SBA loan sales and an increase in service deposit fees, offset by lower net realized gains in sales of securities and lower residential mortgage fees.

Non-Interest Expense

Non-interest expense for the quarter ended September 30, 2014 totaled $4.8 million, an increase of $25,000, or 0.5%, compared to the same period in 2013. On a linked quarter basis, non-interest expense decreased $82,000, or 1.7%, due primarily to lower OREO and loan workout expenses.

For the nine month period ended September 30, 2014, non-interest expense totaled $14.5 million, a decrease of $688,000, or 4.5%, compared to the same period in 2013, primarily due to lower OREO and loan workout expenses.

Provision / Allowance for Loan Losses

The Company had $497,000 of net loan recoveries during the third quarter ended September 30, 2014, largely due to two credits, which had been charged off in previous periods. As a result, no provision for loan losses were required for the third quarter ended September 30, 2014, compared to a provision for loan losses of $250,000 in the same prior-year period.

For the nine months ended September 30, 2014, the Company reported a provision for loan losses of $521,000 compared to $710,000 in the prior-year period.

As of September 30, 2014, the Company's allowance for loan losses was $8.3 million as compared to $7.9 million as of December 31, 2013. Loss allowance as a percentage of total loans was 1.35% at September 30, 2014 as compared to 1.27% at June 30, 2014 and 1.31% at December 31, 2013.

Financial Condition / Balance Sheet

At September 30, 2014, the Company maintained capital ratios that were in excess of regulatory standards for well-capitalized institutions. The Company's Tier 1 capital to average assets ratio was 10.73%, Tier 1 capital to risk-weighted assets ratio was 12.01% and total capital to risk-weighted assets ratio was 13.24%.

Total assets as of September 30, 2014 were $775.5 million, an increase of 0.8%, compared to $769.7 million as of December 31, 2013.

Total loans as of September 30, 2014 were $616.2 million, an increase of 2.2%, compared to $602.8 million reported at December 31, 2013.

Total deposits as of September 30, 2014 were $627.8 million, a decrease of 0.9%, compared with $633.4 million as of December 31, 2013. Core checking deposits at September 30, 2014 increased $3.8 million, or 1.6%, to $246.7 million, from year-end.

Asset Quality

The Company's non-performing assets at September 30, 2014 decreased to $8.0 million as compared to $8.2 million at June 30, 2014 and $8.8 million at December 31, 2013. Non-performing assets to total assets at September 30, 2014 improved to 1.03%, compared to 1.06% at June 30, 2014 and 1.14% at December 31, 2013.

Non-accrual loans increased to $6.9 million at September 30, 2014 compared to $6.7 million at June 30, 2014 and $6.0 million at December 31, 2013.

OREO and repossessed assets decreased to $1.1 million as of September 30, 2014 compared to $1.5 million at June 30, 2014 and $2.8 million at December 31, 2013. The decrease during the third quarter of 2014 was primarily due to a property sale during the three month period.

Troubled Debt Restructured loan balances amounted to $22.4 million at September 30, 2014, of which all but $5.1 million were performing. This compares to $25.8 million at June 30, 2014 and $25.4 million at December 31, 2013. The decrease of $3.4 million during the third quarter is primarily due to payoffs and paydowns.

About the Company

Two River Bancorp is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank currently operates 15 branches and 3 Loan Production Offices throughout Monmouth, Middlesex, Union, and Ocean Counties, New Jersey. More information about Two River Community Bank and Two River Bancorp is available at www.tworiverbank.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; changes in loan and investment prepayment assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume or an inability to close loans currently in the pipeline; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees, customers or outsiders; and the inability to successfully implement new lines of business or new products and services. For a list of other factors which would affect our results, see the Company's filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2013. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

TWO RIVER BANCORP
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
For the Three and Nine Months Ended September 30, 2014 and 2013
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
INTEREST INCOME:
Loans, including fees	$ 7,299	$ 7,076	$ 21,578	$ 21,502
Securities:
Taxable	233	263	732	763
Tax-exempt	109	115	326	329
Interest bearing deposits	14	19	51	55
Total Interest Income	7,655	7,473	22,687	22,649
INTEREST EXPENSE:
Deposits	713	790	2,176	2,504
Securities sold under agreements to repurchase	17	19	47	62
Borrowings	121	109	365	324
Total Interest Expense	851	918	2,588	2,890
Net Interest Income	6,804	6,555	20,099	19,759
PROVISION FOR LOAN LOSSES	--	250	521	710
Net Interest Income after Provision for Loan Losses	6,804	6,305	19,578	19,049
NON-INTEREST INCOME:
Service fees on deposit accounts	166	180	526	481
Other loan fees	123	228	470	587
Earnings from investment in life insurance	116	101	347	311
Net realized gain on sale of securities	19	--	19	153
Net gain on sale of SBA loans	106	24	384	109
Other income	182	148	450	428
Total Non-Interest Income	712	681	2,196	2,069
NON-INTEREST EXPENSES:
Salaries and employee benefits	2,842	2,777	8,581	8,253
Occupancy and equipment	868	803	2,594	2,662
Professional	191	204	572	637
Insurance	77	85	231	246
FDIC insurance and assessments	113	156	373	425
Advertising	128	84	294	237
Data processing	95	115	283	407
Outside services fees	119	89	348	371
Amortization of identifiable intangibles	19	29	67	96
OREO and repossessed asset expenses, impairment and sales, net	(7)	51	(72)	522
Loan workout expenses	59	33	217	204
Other operating	318	371	1,030	1,146
Total Non-Interest Expenses	4,822	4,797	14,518	15,206
Income before Income Taxes	2,694	2,189	7,256	5,912
INCOME TAX EXPENSE	1,006	809	2,698	2,167
Net Income	1,688	1,380	4,558	3,745
Preferred stock dividend	(30)	(66)	(90)	(231)
Income available to common shareholders	$ 1,658	$ 1,314	$ 4,468	$ 3,514
EARNINGS PER COMMON SHARE:
Basic	$ 0.21	$ 0.16	$ 0.56	$ 0.44
Diluted	$ 0.20	$ 0.16	$ 0.55	$ 0.43
Weighted average common shares outstanding:
Basic	7,923	8,074	7,939	8,029
Diluted	8,105	8,245	8,116	8,182

TWO RIVER BANCORP
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except share data)

	September 30,	December 31,
	2014	2013
ASSETS
Cash and due from banks	$ 20,020	$ 16,003
Interest-bearing deposits in bank	23,996	31,862

Cash and cash equivalents	44,016	47,865

Securities available-for-sale	44,751	45,093
Securities held-to-maturity	26,903	28,670
Restricted investments, at cost	3,097	3,278
Loans	616,242	602,816
Allowance for loan losses	(8,301)	(7,872)
Net loans	607,941	594,944

OREO and repossessed assets	1,069	2,771
Bank-owned life insurance	16,736	16,389
Premises and equipment, net	5,302	4,232
Accrued interest receivable	1,598	1,760
Goodwill	18,109	18,109
Other intangible assets	76	143
Other assets	5,896	6,453

TOTAL ASSETS	$ 775,494	$ 769,707

LIABILITIES
Deposits:
Non-interest bearing	$ 138,748	$ 129,179
Interest bearing	489,017	504,270

Total Deposits	627,765	633,449

Securities sold under agreements to repurchase	27,562	18,440
Accrued interest payable	55	66
Long-term debt	16,000	17,500
Other liabilities	5,475	4,825

Total Liabilities	676,857	674,280

SHAREHOLDERS' EQUITY
Preferred stock, no par value; 6,500,000 shares authorized;
Preferred stock, Series B, none issued or outstanding	--	--
Preferred stock, Series C, $12,000 liquidation preference; 12,000 shares authorized; 12,000 issued and outstanding at September 30, 2014, and December 31, 2013, respectively	12,000	12,000
Common stock, no par value; 25,000,000 shares authorized;
Issued – 8,159,978 and 8,113,080 at September 30, 2014 and December 31, 2013, respectively
Outstanding – 7,932,366 and 8,036,368 at September 30, 2014 and December 31, 2013, respectively	72,465	72,191
Retained earnings	16,305	12,474
Treasury stock, at cost; 227,612 shares and 76,712 shares at September 30, 2014 and December 31, 2013, respectively	(1,751)	(554)
Accumulated other comprehensive loss	(382)	(684)
Total Shareholders' Equity	98,637	95,427

TOTAL LIABILITIES and SHAREHOLDERS' EQUITY	$ 775,494	$ 769,707

TWO RIVER BANCORP
Selected Consolidated Financial Data (Unaudited)

Selected Consolidated Earnings Data
(In thousands, except per share data)
	Three Months Ended			Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
Selected Consolidated Earnings Data:	2014	2014	2013	2014	2013
Total Interest Income	$7,655	$7,552	$7,473	$22,687	$22,649
Total Interest Expense	851	866	918	2,588	2,890
Net Interest Income	6,804	6,686	6,555	20,099	19,759
Provision for Loan Losses	--	238	250	521	710
Net Interest Income after Provision for Loan Losses	6,804	6,448	6,305	19,578	19,049

Other Non-Interest Income	712	713	681	2,196	2,069

Other Non-Interest Expenses	4,822	4,904	4,797	14,518	15,206

Income before Income Taxes	2,694	2,257	2,189	7,256	5,912
Income Tax Expense	1,006	837	809	2,698	2,167
Net Income	1,688	1,420	1,380	4,558	3,745

Preferred Stock Dividend	30	30	66	90	231

Income available to common shareholders	$1,658	$1,390	$1,314	$4,468	$3,514

Per Common Share Data:
Basic Earnings	$0.21	$0.18	$0.16	$0.56	$0.44
Diluted Earnings	$0.20	$0.17	$0.16	$0.55	$0.43
Book Value	$10.92	$10.75	$10.24	$10.92	$10.24
Tangible Book Value (1)	$8.63	$8.45	$7.97	$8.63	$7.97
Average Common Shares Outstanding (in thousands):
Basic	7,923	7,922	8,074	7,939	8,029
Diluted	8,105	8,105	8,245	8,116	8,182

(1) Non-GAAP Financial Information. See "Reconciliation of Non-GAAP Financial Measures" at end of release

Selected Period End Balances
(In thousands)
	Sept. 30,	Dec. 31,	Sept. 30,
	2014	2013	2013
Total Assets	$775,494	$769,707	$757,217
Investment Securities and Restricted Stock	74,751	77,041	83,257
Total Loans	616,242	602,816	587,875
Allowance for Loan Losses	(8,301)	(7,872)	(8,336)
Goodwill and Other Intangible Assets	18,185	18,252	18,281
Total Deposits	627,765	633,449	625,737
Repurchase Agreements	27,562	18,440	18,553
Long-term Debt	16,000	17,500	13,500
Shareholders' Equity	98,637	95,427	94,707

Asset Quality Data (by Quarter)
(Dollars in thousands)
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
	2014	2014	2014	2013	2013
Nonaccrual loans	$6,919	$6,670	$7,280	$6,009	$9,526
Loans past due over 90 days and still accruing	--	--	--	--	--
OREO and Repossessed Assets	1,069	1,484	2,363	2,771	1,327
Total Non-Performing Assets	7,988	8,154	9,643	8,780	10,853

Troubled Debt Restructured Loans:
Performing	17,258	20,760	22,813	23,021	12,069
Non-Performing	5,122	5,027	5,118	2,355	2,752

Non-Performing Loans to Total Loans	1.12%	1.09%	1.23%	1.00%	1.62%
Allowance as a % of Loans	1.35%	1.27%	1.28%	1.31%	1.42%
Non-Performing Assets to Total Assets	1.03%	1.06%	1.26%	1.14%	1.43%

Capital Ratios
	September 30, 2014			December 31, 2013
	Tier 1	Tier 1	Total Capital	Tier 1	Tier 1	Total Capital
	Capital to	Capital to	to	Capital to	Capital to	to
	Average	Risk	Risk Weighted	Average	Risk	Risk Weighted
	Assets	Weighted	Assets Ratio	Assets	Weighted	Assets Ratio
	Ratio	Assets Ratio		Ratio	Assets Ratio
Two River Bancorp	10.73%	12.01%	13.24%	10.40%	11.99%	13.21%
Two River Community Bank	10.71%	11.98%	13.22%	10.35%	11.94%	13.15%
"Well capitalized" institution (under Federal regulations)	5.00%	6.00%	10.00%	5.00%	6.00%	10.00%

Reconciliation of Non-GAAP Financial Measures

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP). These non-GAAP financial measures are "book value per common share," "tangible book value per common share," "return on average tangible assets," and "return on average tangible equity." This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors.

(In thousands, except per share data)
						As of and for the
	As of and for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
	2014	2014	2014	2013	2013	2014	2013
Total shareholders' equity	$98,637	$97,257	$96,013	$95,427	$94,707	$98,637	$94,707
Less: preferred stock	(12,000)	(12,000)	(12,000)	(12,000)	(12,000)	(12,000)	(12,000)

Common Shareholders' equity	$86,637	$85,257	$84,013	$83,427	$82,707	$86,637	$82,707

Common shares outstanding	7,932	7,931	7,935	8,038	8,079	7,932	8,079

Book value per common share	$10.92	$10.75	$10.59	$10.38	$10.24	$10.92	$10.24

Book value per common share	$10.92	$10.75	$10.59	$10.38	$10.24	$10.92	$10.24
Effect of intangible assets	(2.29)	(2.30)	(2.30)	(2.27)	(2.27)	(2.29)	(2.27)

Tangible book value per common share	$8.63	$8.45	$8.29	$8.11	$7.97	$8.63	$7.97

Return on average assets	0.87%	0.74%	0.78%	0.73%	0.73%	0.80%	0.68%
Effect of intangible assets	0.02%	0.02%	0.01%	0.02%	0.02%	0.02%	0.02%
Return on average tangible assets	0.89%	0.76%	0.79%	0.75%	0.75%	0.82%	0.70%

Return on average equity	6.85%	5.90%	6.13%	5.89%	5.81%	6.31%	5.35%
Effect of average intangible assets	1.57%	1.38%	1.44%	1.40%	1.40%	1.47%	1.31%
Return on average tangible equity	8.42%	7.28%	7.57%	7.29%	7.21%	7.78%	6.66%
CONTACT: Investor Contact:
         Adam Prior, Senior Vice President
         The Equity Group Inc.
         Phone: (212) 836-9606
         E-mail: aprior@equityny.com

         Media Contact:
         Carrie Donzella, Marketing Director
         Phone: (732) 216-0164
         E-mail: cdonzella@tworiverbank.com